UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 8, 2024

UR-ENERGY INC.
(Exact name of registrant as specified in its charter)

Canada	001-33905	Not applicable
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

10758 W Centennial Road, Suite 200 Littleton, Colorado	80127
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (720) 981-4588

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class:	Trading Symbol	Name of each exchange on which registered:
Common Stock	URG (NYSE American): URE (TSX)	NYSE American; TSX

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 8, 2024, the Board of Directors (“Board”) of Ur-Energy Inc. (the “Company”) authorized temporarily increasing the size of the Board from seven to nine with such temporary increase being effective April 8, 2024, and thereafter appointed John Paul Pressey and Elmer W. Dyke, as new directors, also effective April 8, 2024. The appointments were made at the recommendation of the Company’s Corporate Governance and Nominating Committee of the Board.

John Paul Pressey had a nearly three-decade long career in the assurance practice at PricewaterhouseCoopers LLP, with 16 years as a partner. With a Bachelor of Commerce degree from the University of Alberta, Mr. Pressey is a Chartered Professional Accountant with extensive experience working with U.S. and Canadian publicly traded companies in the mining industry, and other industries including manufacturing, utilities, and alternative energy. His experience includes acquisitions and capital markets transactions, working with clients to identify and implement practical business solutions to accounting, audit and financial issues. Well-respected for his ethics and integrity, Mr. Pressey spent six years at PricewaterhouseCoopers as its Assurance Leader for British Columbia, overseeing all aspects of PricewaterhouseCoopers’s assurance results and operations for that Province. Mr. Pressey has significant experience presenting to and working with boards of client companies and has facilitated sessions at the Institute for Corporate Directors.

The Board has determined that Mr. Pressey is independent in accordance with applicable the NYSE American LLC (the “NYSE American”) and Toronto Stock Exchange rules and applicable securities laws. There is no arrangement or understanding with a third-party by which this appointment was made. Mr. Pressey is not a party to any related-party transactions of the Company. There is no material plan, contract, or other arrangement to which Mr. Pressey is a party.

Elmer Dyke is a recognized global leader in the commercial and government nuclear industry with over 35 years’ experience. Mr. Dyke has a Bachelor of Arts Degree in International Political Economy from Davidson College and served as a U.S. Army Officer for thirteen years. Mr. Dyke’s professional career includes a tenure with the U.S. Department of State during which he directed international security programs, including nuclear nonproliferation and high technology projects and was detailed to the Departments of Defense and Commerce. Mr. Dyke has worked within global firms NAC International and Booz Allen Hamilton where he served as an expert on nuclear nonproliferation, strategy and nuclear fuel cycle. More recently, Mr. Dyke filled senior executive roles at Centrus Energy Corporation, a global nuclear fuel supplier and technical services provider. At Centrus Energy and in prior executive roles, Mr. Dyke led strategic planning and business development, financial performance, and risk management for the businesses. Currently, Mr. Dyke leads New Horizons Nuclear Associates, LLC, a global nuclear consulting firm he formed in 2022. Mr. Dyke is intimately involved with the entire nuclear fuel cycle and has served terms on the board of directors of the World Nuclear Association and the U.S. Nuclear Industry Council.

The Board has determined that Mr. Dyke is independent in accordance with applicable NYSE American and Toronto Stock Exchange rules and applicable securities laws. There is no arrangement or understanding with a third-party by which this appointment was made. Mr. Dyke is not a party to any related-party transactions of the Company. There is no material plan, contract, or other arrangement to which Mr. Dyke is a party.

As of the date of Current Report on Form 8-K, the Board has not determined the committees, if any, to which Messrs. Pressey and Dyke will be appointed. Formal committee assignments will be made following the Annual General and Special Meeting of Shareholders.

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Upon adjournment of the Annual General and Special Meeting of Shareholders, the size of the Board, as temporarily increased, is expected to be reduced to seven members upon the retirement of Dr. James M. Franklin, Chair of the HSE and Technical Committee and member of the Compensation Committee and Corporate Governance and Nominating Committee, and Mr. W. William Boberg, who is a member of the  HSE and Technical Committee and the Corporate Governance and Nominating Committee, each of whom has decided to not stand for re-election. The retirement of each of Dr. Franklin and Mr. Boberg is not the result of any disagreement with the Company or its management.

Item 7.01 Regulation FD Disclosure

On April 8, 2024, the Company issued a press release announcing the foregoing updates. A copy of this press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The information in this Current Report on Form 8-K, including the information set forth in Exhibit 99.1, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing by the Company under the Securities Act of 1933 or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Press Release, dated April 8, 2024.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 9, 2024

Ur-Energy Inc.

By:	/s/ Penne A. Goplerud
Name: Penne A. Goplerud
Title: Corporate Secretary and General Counsel

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EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release, dated April 8, 2024.

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